Exhibit 99.1

PSIVIDA CORP. REPORTS RESULTS FOR THE SECOND QUARTER

ENDED DECEMBER 31, 2010

WATERTOWN, MA – February 9, 2011 — pSivida Corp. (NASDAQ: PSDV, ASX: PVA), a leader in developing sustained release, drug delivery products for treatment of back-of-the-eye diseases, including the product candidate ILUVIEN® for the treatment of Diabetic Macular Edema (DME), today announced financial results for its second quarter and six months ended December 31, 2010.

Revenues for the fiscal 2011 second quarter were $414,000 compared to $3.4 million a year earlier. Revenues for the current quarter consisted primarily of Retisert® royalty income, for which payments resumed following completion of an earlier agreement with Bausch & Lomb. Substantially all of the $3.4 million of revenues in the prior year quarter resulted from recognition of deferred revenue attributable to the Company’s amended collaboration agreement with Alimera Sciences, Inc. Amortization of this deferred revenue was completed in the fiscal 2010 second quarter. The Company reported a consolidated net loss of $2.7 million, or $0.15 per share, for the second quarter ended December 31, 2010, compared to a consolidated net loss of $24,000, or $0.00 per share, for the second quarter of the prior year.

For the six months ended December 31, 2010, the Company reported a consolidated net loss of $5.8 million, or $0.31 per share, compared to a consolidated net loss of $1.6 million, or $0.09 per share, for the same period of the prior fiscal year. Revenues for the six months ended December 31, 2010 totaled $890,000 compared to $6.8 million for the six months ended December 31, 2009.

Cash, cash equivalents and marketable securities totaled $14.6 million at December 31, 2010 compared to $15.3 million at September 30, 2010. Net cash used of $676,000 in the fiscal 2011 second quarter was lower than recent quarters primarily due to the timing of receipt of $1.0 million of scheduled research funding payments. On January 24, 2011, the Company completed the sale of 2,210,000 shares of common stock and warrants to purchase 552,500 shares of common stock to institutional investors for net proceeds of approximately $10.1 million.

On February 3, 2011, Alimera reported top-line results from the 36-month readout from its completed Phase III pivotal clinical trials for ILUVIEN for DME. Alimera has stated that it intends to provide 36-month data to the FDA by March 31, 2011.

“We believe the top-line 3-year ILUVIEN data is promising, and look forward to the FDA’s action on ILUVIEN. If approved, pSivida will be entitled to a $25.0 million milestone payment from Alimera and 20% of profits (as defined) from the sales of ILUVIEN by Alimera”, said Dr. Paul Ashton, President and CEO of pSivida.

“Internal and collaborative product development based on our proprietary drug delivery platforms continues to be a primary focus for pSivida. Completion of the share offering in January further solidifies our financial position and provides the resources to accelerate our development programs”, said Dr. Ashton.

Today’s Conference Call Reminder

pSivida Corp. will host a live webcast and conference call today, February 9, 2011, at 4:30 pm ET. The conference call may be accessed by dialing (866) 356-4123 from the U.S. and Canada, or (617) 597-5393 from international locations, passcode 42010443. The conference can also be accessed on the pSivida Corp. website at www.psivida.com. A replay of the call will be available approximately two hours following the end of the call through February 16, 2011. The replay may be accessed by dialing (888) 286-8010 within the U.S. and Canada or (617) 801-6888 from international locations, passcode 80133895.

About pSivida Corp.

pSivida is a world leader in the development of tiny drug delivery products that are administered by implantation, injection or insertion and provide sustained release of drugs on a controlled and level basis for months or years. The Company uses these systems to develop treatments for serious, unmet, medical needs. The Company’s most advanced product candidate, ILUVIEN®, delivers fluocinolone acetonide (FA) for the treatment of diabetic macular edema (DME). DME is a leading cause of vision loss, affecting more than a million people in the US alone, for which there is currently no FDA-approved drug therapy. ILUVIEN is licensed to Alimera Sciences, Inc., which has completed Phase III clinical trials and submitted a New Drug Application (NDA) with the Food and Drug Administration (FDA) in June 2010 based on 24-month data. In August 2010, the FDA granted Priority Review status for the NDA, and in December 2010, the FDA issued a Complete Response Letter. In February 2011, Alimera reported 36-month top-line results from the completed Phase III clinical trials. pSivida has two products approved by the FDA for sustained release delivery of drug to treat chronic back-of-the-eye diseases: Retisert® for the treatment of posterior uveitis and Vitrasert® for the treatment of AIDS-related cytomegalovirus (CMV) retinitis. pSivida has licensed both of these products and the technologies underlying them to Bausch & Lomb Incorporated. pSivida also has a worldwide collaborative research and license agreement with Pfizer Inc. under which Pfizer may develop additional ophthalmic products using certain of the Company’s technologies. pSivida’s intellectual property portfolio consists of over 50 patent families, more than 100 granted patents, including patents accepted for issuance, and more than 150 patent applications. pSivida conducts its operations from Boston in the United States and Malvern in the United Kingdom.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking, and are inherently subject to risks, uncertainties and potentially inaccurate assumptions. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements: ability to obtain additional capital uncertain; future losses; impairment of intangibles; fluctuations in the fair values of certain outstanding warrants; fluctuations in operating results; decline of royalty income from Bausch & Lomb; Alimera’s ability to obtain regulatory approval of Iluvien including analysis of results through month 36 of the FAME Study, safety and efficacy of ILUVIEN, controls and specifications concerning the manufacturing, packaging and sterilization of ILUVIEN and cGMP at manufacturers of ILUVIEN; Alimera’s ability to successfully commercialize ILUVIEN if approved; risk/benefit profile of ILUVIEN; timeliness of approval, if any, of ILUVIEN and any limitations on uses thereof; ability to complete clinical trials and obtain regulatory approval of other product candidates; ability to find partners to develop and market products; termination of license agreements; competition; market acceptance of products and product candidates; reduction in use of products as a result of future publications; ability to protect intellectual property or infringement of others’ intellectual property; retention of key personnel; product liability; consolidation in the pharmaceutical and biotechnology industries;

compliance with environmental laws; manufacturing risks; risks and costs of international business operations; credit and financial market conditions; legislative or regulatory changes; volatility of stock price; possible dilution through exercise of outstanding warrants and stock options or future stock issuances; possible influence by Pfizer; ability to pay any registration penalties; absence of dividends; and other factors described in our filings with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Our forward-looking statements speak only as of the dates on which they are made. We do not undertake any obligation to publicly update or revise our forward-looking statements even if experience or future changes makes it clear that any projected results expressed or implied in such statements will not be realized.

Released by: US Public Relations Beverly Jedynak President Martin E. Janis & Company, Inc Tel: +1 (312) 943 1123 bjedynak@janispr.com	pSivida Corp. Brian Leedman Vice President, Investor Relations pSivida Corp. Tel: +61 8 9227 8327 brianl@psivida.com

PSIVIDA CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands except per share amounts)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues:
Collaborative research and development	$88	$3,406	$162	$6,752
Royalty income	326	27	728	64

Total revenues	414	3,433	890	6,816

Operating expenses:
Research and development	1,534	1,728	3,276	3,528
General and administrative	2,001	1,818	4,170	3,508

Total operating expenses	3,535	3,546	7,446	7,036

Loss from operations	(3,121)	(113)	(6,556)	(220)

Other income (expense):
Change in fair value of derivatives	458	83	796	(1,436)
Interest income	6	—	12	2
Other (expense) income, net	(3)	(4)	(11)	5

Total other income (expense)	461	79	797	(1,429)

Loss before income taxes	(2,660)	(34)	(5,759)	(1,649)
Income tax (expense) benefit	(35)	10	(44)	34

Net loss	$(2,695)	$(24)	$(5,803)	$(1,615)

Net loss per share:
Basic and diluted	$(0.15)	$—	$(0.31)	$(0.09)

Weighted average common shares outstanding:
Basic and diluted	18,531	18,317	18,531	18,305

PSIVIDA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31,	June 30,
	2010	2010
Assets
Current assets:
Cash, cash equivalents and marketable securities	$14,643	$17,565
Other current assets	1,215	1,469

Total current assets	15,858	19,034
Intangible assets, net	22,681	23,877
Other assets	149	103

Total assets	$38,688	$43,014

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$1,022	$1,545
Deferred revenue	81	79
Derivative liabilities	514	1,310

Total current liabilities	1,617	2,934
Deferred revenue	8,305	6,817
Deferred tax liabilities	222	222

Total liabilities	10,144	9,973

Stockholders’ equity:
Capital	251,714	250,815
Accumulated deficit	(224,098)	(218,295)
Accumulated other comprehensive income	928	521

Total stockholders’ equity	28,544	33,041

Total liabilities and stockholders’ equity	$38,688	$43,014